UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2013

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 1, 2013, payment solution services GmbH, a subsidiary of Identive Group, Inc. (the "Company") entered into a contract with a food and beverage retailer in Europe ("the customer") to provide a comprehensive payment management solution that includes cloud-based data hosting and maintenance of payment transactions for the customer's current and future stores. The duration of the contract is three years, with an automatic two-year extension unless cancelled by one of the parties within six months of the end of the initial three-year period.

The value of the contract during the initial three-year term is based upon the number of the customer's retail stores for which the Company implements its payment management solution. Based upon the customer's current implementation plans, the Company estimates the contract will result in revenue of approximately EUR 2.2 million, or $2.9 million during the initial three-year period of the contract, with the majority of this amount being recognized in the first two years as the payment system is deployed to the customer's 300 existing stores. The total value of the contract over an assumed extended five-year term would increase as the customer adds new stores over time in which the payment management solution is implemented.

The amount of revenue that the Company is able to recognize over the course of the contract with its customer is not guaranteed and is dependent upon the success of the customer's plans to deploy the Company's payment management solution to its existing and future stores, as well as the pace of this implementation. If the customer decreases the rate at which it deploys the Company's payment system, or is unable for any reason to continue to deploy the system, or if the Company is not able to adequately support the customer in its implementation plans, the Company would not realize the estimated value of the contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: March 07, 2013	By:	/s/ David Wear
David Wear
Chief Financial Officer